Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

NEWS RELEASE	For additional information: Ed Merritt Treasurer and VP Investor Relations (651) 787-1068

Thomas J. Reddin Elected to Deluxe Corporation Board of Directors

ST. PAUL, MN - February 3, 2014 - Deluxe Corporation (NYSE: DLX) announced the election of Thomas J. Reddin to its Board of Directors effective February 1, 2014. This brings the total number of directors to ten, nine of whom are independent of management.

Mr. Reddin, 53, is currently the managing partner of Red Dog Ventures LLC, a venture capital and advisory firm he founded in 2007. Red Dog Ventures’s portfolio is focused on helping early stage companies in the digital arena achieve the next level of growth and includes companies in search engine optimization, Internet lead-generation, data analytics, mobile app development, social gaming and social media management.
From 1999 to 2007, Mr. Reddin held various positions including Chief Executive Officer, President & COO, and Chief Marketing Officer at LendingTree, LLC - a pioneer in online lending services and e-commerce. Mr. Reddin also spent seventeen years in the consumer packaged goods industry including five years at Coca-Cola USA, as Vice President, Consumer Marketing and twelve years with Kraft General Foods in various brand management and finance capacities.
Mr. Reddin is a graduate of the University of North Carolina at Chapel Hill, and received his MBA from New York University, with distinction. He serves on several public company boards including Tanger Factory Outlet Centers Inc. (NYSE:SKT), Premier Farnell plc (LON:PFL) and Valassis Communications Inc. (NYSE:VCI), and is publisher of MortgageRates.us, where he provides advice on mortgages and home ownership.
“We are pleased to have an individual with Tom’s leadership experience and proven track record in the technology and digital services space join our Board,” said Martyn Redgrave, Chairman of the Board for Deluxe Corporation. “We are confident Tom will be an invaluable asset as Deluxe continues to successfully execute its transformational strategies, particularly in bringing new and enhanced technology-based services to Deluxe’s small business and financial institution customers.”
About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. Over four and a half million small business customers access Deluxe’s wide range of products and services including customized checks and forms, as well as web-site development and hosting, search engine marketing, logo design and business networking. For financial institutions, Deluxe offers industry-leading programs in checks, customer acquisition, fraud prevention and profitability. Deluxe is also a leading printer of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.